CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 333-168727 on Form N-1A of our report dated December 20, 2018, relating to the financial statements and financial highlights of First Trust/Confluence Small Cap Value Fund, First Trust Preferred Securities and Income Fund, First Trust AQA(R) Equity Fund, and First Trust Short Duration High Income Fund, appearing in the Annual Reports on Form N-CSR for First Trust Series Fund as of and for the year ended October 31, 2018, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Proxy Voting Policies and Procedures", "Miscellaneous Information", and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 27, 2019